UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(d) Of The Securities Exchange Act Of 1934

Date of report (Date of earliest event reported) August 6, 2008

PHOTRONICS, INC.
(Exact name of registrant as specified in its charter)

Connecticut	0-15451	06-0854886
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

15 Secor Road, Brookfield, CT	06804
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, including area code (203) 775-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

On August 6, 2008, Photronics, Inc. issued a press release announcing its preliminary financial results. Photronics expects that revenues for the third quarter ended July 27, 2008 will be approximately $105 million to $106 million compared with previous guidance of $112 to $118 million. Photronics will also record a $1.0 million cash charge in the third quarter for severance and other benefits related to the separation agreement with its former chief executive officer. As a result of the lower revenue, severance and other benefits related to the separation agreement and the impairment charges described in Item 2.06 below, Photronics expects that its U.S. generally accepted accounting principles (“GAAP”) net loss per share will be in the range of $4.75 to $5.23 compared with prior guidance in the range of a net loss of $0.11 per share to net income of $0.01 per diluted share. On a non-GAAP basis, excluding the impact of the impairment charge and severance costs, the Company’s net loss per share is expected to be in the range of $0.17 to $0.15. A copy of the press release is attached hereto as exhibit 99.1 to this report.

Item 2.06	Material Impairment

On August 6, 2008, Photronics, Inc. also announced in the same press release that it will be recording a third-quarter, non-cash, goodwill and asset impairment charge. As a result of a sustained decline in market capitalization for Photronics and its peer group companies, Photronics determined that an interim impairment test was necessary at the end of the third fiscal quarter as required under FASB Statement No. 142. The recent assessment of Photronics existing global manufacturing network identified an impairment related to certain underutilized assets in Europe and Asia. As a result, Photronics financial results for the third quarter will include a non-cash, goodwill and long-lived asset impairment charge. Photronics is in the process of evaluating the total charge, but estimates that it will be in the range of $190 million to $210 million, net of tax. The combined charge is expected to consist of all of the Company’s goodwill and certain underutilized manufacturing assets located principally in Europe and Asia. While the impairment charge will reduce reported results under GAAP, it will be non-cash in nature and will not affect Photronics liquidity, cash flow from operating activities, or debt covenants. A copy of the press release is attached hereto as exhibit 99.1 to this report.

Item 9.01.	Financial Statements and Exhibits
(d) Exhibits 99.1	Press Release dated August 6, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOTRONICS, INC.
(Registrant)

DATE	August 8, 2008	BY	/s/ Richelle E. Burr
Richelle E. Burr
Vice President, Associate General Counsel

PHOTRONICS, INC.